Exhibit 19.1

ACTUATE THERAPEUTICS, INC.

INSIDER TRADING POLICY

1.	General Purpose.

Federal securities laws prohibit the purchase or sale of, or other transaction in, securities by persons who are aware of material, non-public information about a company, as well as the disclosure of material, non-public information about a company to others who then trade in the company’s securities (known as “tipping”). These transactions are commonly known as “insider trading.”

Insider trading violations are heavily pursued by the Securities and Exchange Commission and the U.S. Attorney Offices and are punished. While the regulatory authorities concentrate their efforts on individuals who trade, or who provide inside information to others who trade, the Federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Board of Directors of Actuate Therapeutics, Inc., a Delaware corporation, has adopted this Insider Trading Policy (this “Policy”) both to satisfy Actuate’s obligation to prevent insider trading and to help Actuate personnel avoid the consequences associated with violations of the insider trading laws. For purposes of this policy, the “Company” includes both Actuate Therapeutics, Inc. and any subsidiaries (also hereinafter referred to as “Actuate,” “we” or “us”).

A copy of this Policy is to be delivered to all current and new directors, employees and consultants upon the commencement of their relationships with Actuate.

2.	Persons Covered.

“Insiders” of Actuate are (a) members of our Board of Directors, corporate officers and employees; and (b) consultants to Actuate or other persons associated with Actuate and/or any subsidiaries, including independent contractors, vendors or other partners or temporary agency workers that may, in the course of their work with Actuate, receive access to confidential, material non-public information. For purposes of this Policy, “insiders” also includes family members and anyone else who resides with any of the foregoing, as well as family members who do not reside with any of the foregoing but whose transactions in securities are directed by, or are subject to the influence or control of, the foregoing (such as parents or children who consult with an insider before they trade in securities). In addition, any corporation, limited liability company, partnership or entity in which an insider controls or influences securities transactions, any trust or other estate in which any insider has a substantial beneficial interest or as to which he, she or it serves as trustee or in a similar fiduciary capacity must also comply with and are considered “insiders” under this policy.

3.	Definitions.

(a)               Material Non-Public Information: “Material non-public information” is defined as information that is not known to persons outside the immediate company that could be relied upon or considered significant to an investor making a decision to buy, sell or otherwise trade in Actuate’s securities.

Information is “non-public” if it has not been disseminated in a manner reasonably designed to make it available to the investing public generally. Information becomes public when it is disclosed to the investing public and there has been adequate time for the public to digest that information. Non-public information may include undisclosed facts that are the subject of rumors, even if the rumors are widely circulated.

In general, a fact about a company is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy, hold or sell that company’s securities. In short, any information that could reasonably be expected to affect the price of a company’s stock is material. In this regard, potential market reaction or sensitivity to the information is a key consideration. Moreover, although multiple pieces of information may not be material individually, if the aggregate effect of those pieces, when they become public, would alter the “total mix” of available information and result in a reevaluation of the issuer’s securities, then such pieces of information are considered material. Both positive and negative information may be material. The determination as to materiality depends on the facts and circumstances and it is very difficult to define each and every category under this heading. However, information that should be considered sensitive and potentially material includes, but is not limited to, information related to the following:

•	Financial results;

•	Future earnings or losses, management guidance as to future financial results or significant events and milestones and likelihood of achieving or not achieving that guidance;

•	Information of a pending or proposed merger or acquisition of a business or assets, or sale or divestiture of a business or assets;

•	Major changes in senior management;

•	Significant developments involving corporate relationships, including with manufacturers, suppliers and distribution channels;

•	Changes in a dividend policy;

•	Stock dividends or splits or other corporate reorganization or restructuring events;

•	Securities offerings (potentially including securities offerings by management or significant stockholders) and other financing or capital raising transactions;

•	Changes in financial liquidity and other information related to financial condition;

•	Significant litigation exposure due to actual or threatened litigation;

•	Developments (whether positive or negative) in pending litigation;

•	Significant cybersecurity or data privacy breaches or systems interruptions;

•	Pipeline or product development milestones, such as the status or results of clinical trials or regulatory approvals, new contracts, partnerships or licensing developments; and

•	Strategic initiatives or changes, such as entry into a new line of business, announcement of new product offerings and entry into agreements or other contracts with business entities.

Remember, anyone who is reviewing your securities transactions will be doing so after the fact, with the benefit of hindsight. As such, before engaging in any transaction, you should carefully consider how the others might view the transaction. When in doubt about whether particular nonpublic information is material, the safest course of action is to presume it is material.

(b)               Black-Out Periods: A “Black-Out Period” is a time before and after a significant event wherein an insider may not buy, sell or otherwise trade in Actuate’s securities without violating this Policy.

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There are four (4) regular Black-Out Periods for insiders of Actuate. These periods start fifteen (15) days prior to the end of each quarterly period and end after the conclusion of one (1) full trading day of Actuate securities on the Nasdaq Stock Market (or any other recognized national medium through which Actuate securities publicly trade) after the results are announced for the preceding fiscal period.

Additional Black-Out Periods may occur when other material events occur or are anticipated. The existence of an additional Black-Out Period may not be broadly announced, but certain individuals with access to material information may be notified of an additional Black- Out Period from time to time. Designated Persons (as defined below) who are subject to the pre- clearance requirements of Section 5 of this Policy will not receive pre-clearance during such time period.

If you are made aware of the existence of an additional Black-Out Period, you may not be advised of the reason for the additional Black-Out Period and should not disclose the existence of the additional Black-Out Period to any other person.

(c)                   Securities: “Securities” of Actuate are defined as any securities of the Company, including common stock, restricted common stock, options, warrants and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as other derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

(d)                   Trading, Trade or Transaction: “Trading,” “trade” or a “transaction” for the purposes of this Policy is any direct or indirect purchase, sale, exercise, delivery or other transaction, gift or transfer in securities.

(e)                   Designated Persons: “Designated Persons” means all members of Board of Directors, those officers (“Executive Officers”) of Actuate who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other employees and insiders who may be designated from time to time by the Chief Financial Officer. Employees who are not directors or Executive Officers will be notified if identified as a Designated Person. In addition to the general provisions in Section 4 of this Policy, Designated Persons are subject to the additional provisions in Section 5 of this Policy. If a Designated Person’s family members, or controlled entities, trusts and estates are considered insiders as described in Section 2 of this Policy, then those insiders are also subject to Section 5 to the same extent as the Designated Person.

4.	General Rules. The following general rules are applicable to all insiders:

(a)                   No insider may buy, sell or otherwise trade in Actuate’s securities at any time when they have material non-public information relating to Actuate. This rule applies even if it is not during a Black-Out Period and regardless of whether or not the insider has complied with the additional restrictions described in Section 5 below.

(b)                   No insider may buy or sell Actuate securities during any of the four Black-Out Periods that occur each fiscal year or any other Black-Out Period to which they are subject.

(c)                   No insider may buy or sell securities of another company at any time when such insider has material non-public information about that company, including, without limitation, any company that we conduct ordinary business with, such as vendors or suppliers, when that information is obtained during the course of his or her employment with or service to Actuate.

(d)                   No insider may tip or disclose material non-public information to third parties, to any other person, including family members, or make recommendations or express opinions while aware of material non-public information with regard to trading securities. Confidential information must be treated in accordance with the Company’s other policies, such as the Code of Business Conduct and Ethics and Corporate Disclosure Policy, and any confidentiality agreements to which the insider is subject.

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(e)                   No insider may comment on the stock price movement or rumors of other corporate developments that are of possible significance to the investing public, unless it is part of his or her job description or he or she has been specifically pre-authorized by the Company’s Chief Executive Officer or Chief Financial Officer in each instance. In all instances, comments must be in compliance with Actuate’s Corporate Disclosure Policy. If you comment on stock price movement or rumors and/or disclose material non-public information, you should immediately contact the Chief Financial Officer.

(f)                    This Policy continues in effect until the end of the first Black-Out Period after termination of employment or other relationship with Actuate.

(g)                   Neither the exercise of stock options for cash under any equity plan (but not the sale of the shares received through such exercise) nor transactions pursuant to Approved Rule 10b5-1 Plans are prohibited or restricted by this Policy (provided that Designated Persons must notify the Chief Financial Officer prior to doing so as provided in Section 5).

(h)                    A bona fide gift made without consideration (a “bona fide gift”) is considered a trade or a transaction for purposes of this Policy and subject to Black-Out Periods and, for Designated Persons, the provisions of Section 5; however, the Chief Financial Officer has discretion to provide preclearance of a gift during a Black-Out Period under appropriate conditions. Gifts that do not qualify as bona fide or for which consideration is provided will be subject to all of the restrictions and procedures set forth in this Policy.

5.	Special Rules. The following additional rules are applicable to Designated Persons:

(a)                  Designated Persons may not purchase or sell any Actuate securities except after first consulting with and pre-clearing such transaction with the Chief Financial Officer. You should contact the Chief Financial Officer and submit the form attached as Annex I to this Policy at least three (3) business days in advance to obtain pre-clearance of a trade in writing. If you receive pre-clearance for a trade, you may buy or sell the security within five (5) business days after clearance is granted, but only if you are not aware of material non-public information. If for any reason the trade is not completed within five (5) business days, pre-clearance must be obtained again before the Company’s securities may be traded.

(b)                  Designated Persons may only implement a written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Exchange Act (as defined below) (an “Approved 10b5-1 Plan”) that meets the following requirements:

i.	The Designated Person has submitted the form attached as Annex II to this Policy to the Chief Financial Officer and it has been reviewed and approved by the Chief Financial Officer at least seven (7) days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Chief Financial Officer at least seven (7) days in advance of being entered into);

ii.	It provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades may occur until after that time. The appropriate cooling-off period will vary based on the status of the insider. For directors and officers, the cooling-off period ends on the later of (i) ninety days after adoption or certain modifications of the 10b5-1 plan; or (ii) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-Kfor the quarter in which the 10b5-1 plan was adopted. For all other insiders, the cooling-off period ends thirty (30) days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

iii.	It is entered into in good faith by the insider, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the insider is not in possession of material nonpublic information about the Company; and, if the insider is a director or officer, the 10b5-1 plan must include representations by the insider certifying to that effect;

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iv.	it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the insider, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

v.	it is the only outstanding Approved 10b5-1 Plan entered into by the insider (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Chief Financial Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Chief Financial Officer as described above. For directors and Executive Officers, Rule 10b5-1 trading plans must also provide that the broker will advise the Company of all transactions made under the trading plan, since such transactions need to be promptly reported on Form 4.

(c)                  Designated Persons may not engage in short sales, buy or sell put options, call options or other derivatives of Actuate’s securities or engage in hedging transactions or invest in financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s securities.

(d)                  Members of the Board of Directors and Executive Officers may not hold the Company’s securities in a margin account and may not pledge the Company’s securities as collateral for a loan.

(e)                  Designated Persons must provide three (3) business days advance notice to the Chief Financial Officer prior to exercising a stock option.

6.	Implementation of this Policy.

The Company has appointed the Chief Financial Officer as the administrator for this Policy. The Chief Financial Officer or his or her designee shall:

(a)	Assist with implementation and enforcement of this Policy;

(b)	Circulate this Policy to all employees and ensure that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(c)	Pre-clear all trading in securities of the Company by Designated Persons in accordance with the procedures set forth in Section 5 above; and

(d)	Provide approval of any Rule 10b5-1 plans under Section 5 above.

Any employee, director or consultant who becomes aware of a violation of this Policy should promptly report the violation by following the reporting guidelines set forth in the Company’s Code of Business Conduct and Ethics and Compliance Reporting Policy.

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7.	Potential Criminal and/or Civil Liability and/or Disciplinary Action.

This Policy does not address all potential instances of or circumstances surrounding insider trading. Appropriate judgment should be exercised by each individual in connection with the purchase or sale of securities.

Insiders found liable for insider trading may be subject to severe criminal and civil penalties (including significant fines and jail terms) for trading of securities based on material non-public information. In addition, insiders may also be liable for “tipping” if any person to whom they have disclosed the material non-public information engages in improper securities transactions.

Actuate may also be subject to significant sanctions and penalties if insiders engage in insider trading.

Any employees who are found in violation of this Policy will be subject to disciplinary action, including termination of employment.

8.	Questions and Communications.

If you have any questions with respect to this Policy or any uncertainty whatsoever as to whether or not a potential transaction is permitted, contact the Chief Financial Officer. All communications of every kind hereunder shall be in writing or shall be of no effect.

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ACKNOWLEDGMENT CONCERNING INSIDER TRADING POLICY

I, _________________, acknowledge that I have read and understand the Insider Trading Policy of Actuate Therapeutics, Inc. and that I agree to abide by the provisions stated therein. I further certify that I understand that failure to adhere to these rules will result in serious consequences and may result in termination of my employment with Actuate Therapeutics, Inc.

Dated this ___ day of _____________________, [Year].

Signature: _______________________________

Name: __________________________________

ANNEX I

Pre-Clearance Form for Transactions in Actuate Securities

(See attached)

ACTUATE THERAPEUTICS, INC.

PRE-CLEARANCE FORM FOR TRANSACTIONS IN ACTUATE SECURITIES

This Form must be submitted to the Chief Financial Officer and authorized before the proposed transaction is executed.

To:	Chief Financial Officer, Actuate Therapeutics, Inc.

I hereby apply for clearance for the following transaction or provide notice of an upcoming gift, as applicable:

1.	Title of Actuate security: Common Stock ☐ Other:

2.	Number of shares:

3.	Type of transaction (e.g., purchase/sale/gift):

4.	Proposed date of transaction:

5.	Broker-dealer/investment professional responsible for executing transaction (including contact information):

6.	Planned recipient of gift (if applicable):

I certify that this request and any subsequent transaction shall fully comply with the Insider Trading Policy. I acknowledge that receipt of clearance from the Chief Financial Officer is not a defense to any civil violation or criminal offense committed under relevant laws, rules or regulations.

Signed:	Date:

Print Name:	Job Title:

Email:	Phone Number:

TO BE COMPLETED BY THE CHIEF FINANCIAL OFFICER

I confirm receipt of the above Pre-Clearance Form. Clearance to engage in the proposed transaction is:

☐	Approved to proceed as set out above under the Insider Trading Policy.

☐	Denied and you must not proceed because:

Note: An explanation for denial need not be provided.

Signed:	Date:

Print Name:	Job Title:	Chief Financial Officer

As a reminder, if you receive pre-clearance for a trade, you may buy or sell the security within five (5) business days after clearance is granted, but only if you are not aware of material nonpublic information. If for any reason the trade is not completed within five (5) business days, pre-clearance must be obtained again before the Company’s securities may be traded.

ANNEX II

Request Form Relating to Rule 10b5-1 Trading Plan

(See attached)

ACTUATE THERAPEUTICS, INC.

REQUEST RELATING TO RULE 10b5-1 TRADING PLAN

This Request must be submitted to the Chief Financial Officer, and authorized, before any Rule 10b5-1 trading plan is adopted, modified or terminated early.

To:	Chief Financial Officer, Actuate Therapeutics, Inc.

1.	I hereby apply for clearance for the following (check one):

☐	Adoption of Rule 10b5-1 trading plan
☐	Modification of Rule 10b5-1 trading plan
☐	Termination of Rule 10b5-1 trading plan (prior to expiration date)

2.	Attached is a copy of the proposed Rule 10b5-1 trading plan (or, as applicable, proposed documentation relating to the modification or termination of a plan) that is complete except for omitting the date on which the plan/documentation is to be entered into, signatures of the parties, and the following information (insert nature of omitted information):

Note: The proposed Rule 10b5-1 trading plan/documentation submitted with this request must not omit any trade plan details or required certifications.

3.	Proposed date of adoption, modification or early termination:

4.	Broker-Dealer/Investment Professional Responsible For Executing Transactions Pursuant to Rule 10b5-1 trading plan (including contact information):

5.	I agree that if I receive clearance, I will make no changes to the proposed Rule 10b5-1 trading plan (or, as applicable, proposed documentation relating to the modification or termination of a plan) except for including the omitted information identified in (2) above.

6.	I agree that if I receive clearance, I will send a complete copy of the signed Rule 10b5-1 trading plan (or, if applicable, documentation relating to modification or termination) to the Chief Financial Officer within five (5) business days after it has been signed by the parties thereto.

I certify that this request and any trading in securities contemplated by the Rule 10b5-1 trading plan shall be done in good faith and will comply fully with the Insider Trading Policy. I acknowledge that receipt of clearance from the Chief Financial Officer is not a defense to any civil violation or criminal offense committed under relevant laws, rules or regulations.

Signed:	Date:

Print Name:	Print Job Title:

Email:	Phone Number:

APPROVAL OR DENIAL RELATING TO RULE 10b5-1 TRADING PLAN

I confirm receipt of the above notification. Clearance for the proposed Rule 10b5-1 trading plan (or, as applicable, proposed documentation relating to the modification or early termination of a plan) is:

☐ Approved for you to proceed as set out above under the Insider Trading Policy.

or

☐ Denied and you must not proceed because:

Note: An explanation for denial need not be provided.

Signed:	Date:

Print Name:	Print Job Title:	Chief Financial Officer